EXHIBIT 99.2

Good afternoon and welcome to Great Basin Scientific’s business update call. This is David Clair of ICR Investor Relations.  Before we begin, I will start with some cautionary statements:  The following discussion regarding Great Basin Scientific contains forward-looking statements for purposes of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, which forward-looking statements involve significant risks and uncertainties, including those discussed in this presentation and others that can be found in the “Risk Factors” section of Great Basins’ most recent Quarterly Report on Form 10-Q and other SEC filings.  All statements other than statements of historical facts, included in this presentation regarding our strategy, future operations, future financial position, future net sales, projected expenses, products’ placements, performance and acceptance, prospects and plans and management’s objectives, as well as the growth of the overall market for our products in general and certain products in particular and the relative performance of other market participants are forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by the forward-looking statements.

You should not rely upon forward looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update publicly any forward looking statements for any reason after the date hereof or to conform these statements to actual results or to changes in our expectations.

After the brief prepared remarks we will be opening the call to a question and answer period.   At this time it is my pleasure to turn the conference over to Ryan Ashton, Great Basin’s Chief Executive Officer and President.  Ryan ….

Ryan Ashton, Chief Executive Officer:

Good afternoon, and thank you for joining us on this Great Basin Business Update call.  The call today will not be long, but it is important to us that we review our recent successes and outline our plans and key operational targets for 2016 and 2017.

Earlier this afternoon we released our preliminary 1st quarter revenues and customer numbers.  It was our strongest quarter to date, by a significant margin with a revenues increase of 59.4% year over year to approximately $731,000, representing a sequential increase of 19.5% over Q4 of 2015.  And this growth came with only two FDA-cleared products.  I’ll talk more about the launch plans for our Shiga-toxin direct test and our Staph ID-R blood culture panel in a moment, but with those tests now FDA-cleared we expect to see even greater acceleration of our revenue growth in the 2nd half of 2016 and into 2017.

We also announced that we ended the 1st quarter with 222 revenue-generating customers.  An increase of 36 customers from 186 at the end of the 4th quarter.  This was more than double our customer acquisition rate in the 1st quarter of 2015 when we added 17 new customers.  Our sales rep efficiency and our sales days in the 1st quarter also dramatically improved.  Our rep efficiency increased from a little over three new customers added per rep in the 1st quarter of 2015 to just over 7 new customers per rep in the most recent quarter.  And the sales cycle declined from 44 days in the 1st quarter last year to a stunning 13 days in Q1 2016.  In other words, in the 1st quarter the average time from start of evaluation to receipt of 1st Purchase Order was 13 days.  Unheard of in Molecular Diagnostics, where most sale cycles run between 90 and 180 days.  And our close rate in the quarter was 85% of all evals started.  All of these sales indicators point to the fact that we have both an outstanding sales team and the best Molecular Platform on the market.  We remain convinced that our combination of ease-of-use, affordability and versatile menu, sets Great Basin apart in the Molecular space, and gives us the opportunity to become the dominant and preferred platform for small to medium hospitals and labs in the United States.

And with 4900 hospitals under 400 beds in the United States alone, 80% of which are either still not using molecular testing, or using labor-intensive Molecular systems inferior to the Great Basin Platform, we see enormous opportunity in the months and years ahead.

Before I discuss 2016 and 2017 operating guidance let me briefly explain our strategy for exploiting our powerful platform to become the dominant MDx provider in our target market and ultimately how we believe we create shareholder value.

First, let me start by saying that our peer companies in molecular diagnostics are valued in public and private markets on the basis of their growth prospects and revenues—in that order. With only one exception, none of our peers are profitable or consistently profitable (and our profitable peer’s stock trades at one of the lowest multiples to revenue in the space because they are slow growth).  Molecular is an emerging market and the Companies in this space are in a classic early market land-grab where growth is paramount and profitability is not viewed as a value creator (think Uber or Amazon). Therefore, we believe that to compete effectively in the commercial marketplace and build maximum shareholder value, we must move aggressively to build a great menu, add customers, then add more menu, and add more customers and repeat this sequence again and again in a virtuous cycle where more menu makes it easier to attract more customers and more customers allows us to expand our menu into lower-prevalence diseases and still see excellent ROI on our R&D investment.  And then of course, there is the multiplying effect of adding more customers with a larger menu resulting in higher revenues per customer.

And that is what Great Basin has done in 2014 and 2015. In that period, we made significant investments in our sales and R&D teams to increase the pace of menu and customer growth, investments that are now paying off in the form of accelerated revenue growth.  And it is what we intend to do in 2016 and 2017.  We believe that if we continue to execute on this plan that significant increases in revenues and profitability will follow.  And we believe that the significant acceleration in our revenue growth in 1st quarter of this year is a key indicator that this strategy is working exactly as we intended.

Building—and investing in—a Molecular Diagnostics company is a capital intensive, long-horizon project.  The product development and regulatory process is long, the infrastructure—both human and capital—needed to succeed is significant.  Success for a Company like Great Basin requires patience on the part of the board of directors, management and shareholders.  As a board and a management team we think not in days or even quarters but in 12-18 month increments.  Right now we are in the midst of our product planning process for 2018, for example.  This isn’t to say shareholders can’t and shouldn’t expect to see value creation in the near-term.  They can and should.  We believe the Company is presently undervalued and our goal as a team is to make certain the financial markets understand how well we have executed, how much our growth has accelerated and in so doing we hope that soon the Company’s stock trades more in line with its fundamental indicators, which as I said earlier, are our prospects for growth and our revenue growth.  We absolutely believe that our molecular platform with its crushing combination of low-cost, ease-of-use and menu versatility is uniquely suited to this market, and that if we continue to execute on our strategy for growth in menu and customers, we will prevail in the marketplace and ultimately we believe shareholders will realize significant value.

We understand however that Great Basin’s risks are not just commercial.  There is also Nasdaq delisting risk and capital structure risk. As we have outlined in two recent press releases, we are preparing our plan for returning to continuing compliance with Nasdaq rules on Market Value of Listed Securities and we are very optimistic that we will be granted the extension we need to regain compliance. The plan for returning to compliance is also the same as the plan for simplifying our capital structure.  And over the past four months we have already made significant progress in reducing those risks as well.  We eliminated the highly dilutive Series C warrants.  We have also eliminated the Series E warrants at a significantly reduced level of dilution than we would have faced at a later date.  And our finance team, led by our CFO Jeff Rona and our new bank Roth Capital Partners, has worked hard to assure that two our recent financings have each been progressively less dilutive than the financing that preceded it.  And we are committed to doing all we can to continue that trend as we look to return to the capital markets in the second half of 2016.

We hope our aggressive growth-oriented plan will be consistent with our shareholders’ goals for their investment portfolios and believe Great Basin’s significant growth opportunities represent a real opportunity for outstanding shareholder returns over the long term.

Last week, the Company held a meeting of its board of directors, and at that meeting we discussed at length this strategy and our plans for 2016-2017.  The Board also reviewed our 2015 performance relative to these goals and remains exceptionally supportive of Great Basin’s leadership team and our plans for 2016-2017.

So… The plans for 2016 and 2017.  First a little history:

In 2014 Great Basin began the year with one FDA-cleared test and 62 customers, we added 22 customers ending the year with 84, completed one clinical trial and made a submission to the FDA, but did not add any new tests to our FDA-cleared menu.

In 2015 we added 102 customers ending the year with 186, saw one new assay, our Group b Strep test FDA-cleared and we completed two clinical trials and submitted those tests to the FDA for clearance.  A substantial acceleration from the pace of 2014.

And we plan to continue to accelerate that growth in menu and customers in 2016.  We already have two FDA-clearances, doubling our total menu to 4 cleared products. And as we have previously disclosed we expect to start five clinical trials this year.  Two in the first half of the year, and the three in the second half.  And we expect to add between 115 and 140 new customers in 2016 to end the year with 300-325 customers.

A quick word about customer growth.  Since the announcement of our two new FDA-cleared tests we have seen demand for our system explode—our scheduled evaluation pool—meaning an installation and evaluation scheduled in the coming weeks— tripled in the space of about 10-15 days and we are scrambling to build instruments as fast as we can to meet this increase in demand. In 2016 we will be limited by only the number of instruments we can produce, and of course the number of instruments we can produce is limited by the amount of capital we can devote to building instruments.

We are preparing for the launches of our Shiga Toxin Direct and Staph ID-R assays right now—reaching out to our customers and scheduling evaluations as well as ramping up our production capability for the two tests.  We have made the decision to launch the tests separately to assure crisp execution, with Shiga Toxin launching in May and Staph ID-R launching in June.  We recently completed a menu plans survey with our existing customers and the results for our two new tests were better than expected.  We had modeled for about 40% customer penetration for each test but instead found that in the case of each assay about 50% of our customers are interested in adding the assay to their Great Basin System.  We are conservatively anticipating it will take 5-7 months for us to reach 50% penetration on our Shiga Toxin direct test.  However, because of Staph ID-R’s complexity, we expect our customers to go through a much longer evaluation and analysis before bringing the product into their lab to report results.  And therefore the sale cycle for Staph ID-R to be considerably longer than our other tests and therefore are planning on it taking about 9-12 months or more to reach 50% penetration for that product.

In 2017 we expect those 5 products we brought to trial in ’16 to be FDA-cleared bringing our cleared Menu to 9 assays by early in the second half of the year.  We also expect to bring 5-6 products to trial during ’17 and anticipate they will all be FDA-cleared by the second half of 2018 which would total 14-17 cleared products.

And with our menu growing we are planning to significantly accelerate our customer acquisition in 2017 forecasting that we will add between 200 and 250 customers to end the year with 500 to 550 customers.

Put succinctly the guidance for 2016 and 2017 are:

2016 – we expect to end the year with 300-325 customers and 4 FDA-cleared tests with 5 additional tests in trial or submitted to the FDA.

2017 – 500-550 customers and 9 FDA-cleared tests and another 5-6 tests in trial or submitted to the FDA.

2018—we don’t have customer guidance but expect to end the year with at least 15-16 FDA cleared tests.